Exhibit 10.9

ASSIGNMENT AND ASSUMPTION OF LEASE

This ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) is made and entered into as of the 13th day of November, 2023, by and between ALKERMES, INC., a Pennsylvania corporation (“Assignor”) and MURAL ONCOLOGY, INC., a Delaware Corporation (“Assignee”).

WITNESSETH:

A. Assignor and GI TC 850 Winter Street, LLC, a Delaware limited liability company (as successor-in-interest to PDM 850 Unit, LLC), are parties to that certain Lease dated as of April 22, 2009 (as amended, the “Lease”), as amended by that certain First Amendment to Lease dated as of June 15, 2009, that certain Second Amendment to Lease dated as of November 12, 2013, that certain Third Amendment to Lease dated as of May 15, 2014, that certain Fourth Amendment to Lease dated as of December 30, 2014, that certain Fifth Amendment to Lease dated as of October 31, 2018, that certain Sixth Amendment to Lease dated as of July 24, 2020, and that certain letter agreement dated as of July 27, 2021, for certain premises (the “Premises”) comprised of approximately 180,039 rentable square feet in the building commonly known as 850 and 852 Winter Street, Waltham, Massachusetts. All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B. Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in, to and under the Lease.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Effective Date. This Assignment shall be effective as of November 15, 2023 (the “Effective Date”).

2. Assignment. Subject to the terms of this Assignment, Assignor hereby grants, assigns, transfers and conveys to Assignee, its successors and assigns, all of Assignor’s rights, title, and interest in, to and under the Lease and the Premises, including, without limitation, all rights related to options to purchase, options to extend the term, and options to terminate, if any, and any easements, appurtenances and nondisturbance rights in favor of or benefiting the Premises or the tenant under the Lease. Assignor hereby agrees to indemnify, defend and hold harmless Assignee, from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising or accruing under or with respect to the Lease prior to the Effective Date.

3. Assumption. Subject to the terms of this Assignment, Assignee hereby assumes all of Assignor’s rights, title, and interest in, to and under the Lease and all obligations and duties arising under the Lease, whether arising prior to, on or after the Effective Date. Assignee hereby agrees to indemnify, defend and hold harmless Assignor, from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising or accruing under or with respect to the Lease from and after Effective Date.

4. Entire Agreement. This Assignment constitutes the entire understanding between the parties with respect to the subject matter hereof. This Assignment may be amended, supplemented or otherwise modified only by a written instrument duly executed by the parties to this Assignment.

5. Governing Law. This Assignment shall be deemed to be made under, construed in accordance with and governed by the laws of the state where the Premises are located, without regard to any applicable conflicts of law principles.

6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

7. Captions. Captions and section headings used herein are for convenience only and are not part of this Assignment and shall not be used in construing it.

8. Counterparts; Execution by Electronic Means. This Assignment may be executed by electronic signatures, each of which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, in addition to electronically produced signatures, “electronic signature” shall include electronically scanned and transmitted versions (e.g., via PDF and/or DocuSign) of an original signature. This Assignment may be executed in multiple counterparts (which counterparts may be executed and delivered by PDF, DocuSign, or another file sent by email) which shall together constitute a single document. Any executed counterpart of this Assignment delivered by PDF, DocuSign or another file sent by email shall be equally effective as an original counterpart for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

ALKERMES, INC., a Pennsylvania corporation

By:	/s/ Blair Jackson
Name:	Blair Jackson
Title:	EVP & Chief Operating Officer

ASSIGNEE:

MURAL ONCOLOGY, INC., a Delaware Corporation

By:	/s/ Caroline Loew
Name:	Caroline Loew
Title:	CEO Designate

CONSENT AND ACKNOWLEDGEMENT OF GUARANTOR

The undersigned guarantor (“Guarantor”) who executed that certain Guaranty dated as of May 16, 2014 (the “Guaranty”) joins in the execution of this Assignment to evidence its: (a) consent to and approval of the foregoing Assignment, (b) ratification and reaffirmation of its obligations under the Guaranty, and (c) acknowledgment and agreement that: (i) from and after the date of the Assignment, the “Tenant” under the Guaranty shall include Assignee and (ii) all of Guarantor’s obligations and liabilities under the Guaranty remain in full force and effect notwithstanding such Assignment, and shall remain in full force and effect throughout the term of the Lease, as such term may be extended by the exercise of the extension options set forth in the Lease.

ALKERMES PLC

By:	/s/ Tom Riordan
Name:	Tom Riordan
Its:	Assistant Company Secretary

Signature Page to Assignment and Assumption of Lease